UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
——————————

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐      Preliminary Proxy Statement

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☒      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Under §240.14a-12

INSMED INCORPORATED
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Insmed Incorporated
8720 Stony Point Parkway, Suite 200
 Richmond, Virginia 23235

Telephone: (804) 565-3000

January 26, 2011

Dear Shareholder:

You are cordially invited to attend a special meeting (the “Special Meeting”) of shareholders of Insmed Incorporated (the “Company” or “Insmed”) scheduled to be held on March 1, 2011, at 9:00 a.m. Eastern Standard Time, at the Doubletree Hotel, 4355 US Route 1, Princeton, NJ 08540.

On December 1, 2010, we completed a business combination with Transave, Inc. (“Transave”), a privately-held, New Jersey-based biopharmaceutical company focused on the development of inhaled pharmaceuticals for the site-specific treatment of serious lung infections. As a result of the transaction, Transave was merged with and into our wholly owned subsidiary Transave, LLC.

At the closing of the transaction, the former Transave stockholders received an aggregate of (i) 25,938,818 newly issued shares of our common stock, par value $0.01 per share (“Common Stock”), (ii) 91,745,892 shares of our newly created Series B Conditional Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (iii) approximately $561,280 in cash. A portion of the shares of Preferred Stock received by the former Transave stockholders was retained by Insmed to satisfy claims for indemnification under the merger agreement, if any.

Shares of Preferred Stock are entitled to receive any dividends paid on our Common Stock (on an as-converted basis). Shares of Preferred Stock will begin to accrue additional dividends at a rate of 12.5% per annum at the end of each six month period following the earlier of (i) December 1, 2011 or (ii) the date upon which at least 50 patients have been given at least one dose in Phase III clinical trials for ARIKACETM , but in no event earlier than September 1, 2011.

Unless approval of our shareholders is received, shares of Preferred Stock are not convertible into shares of our Common Stock and are non-voting, except as a separate class with respect to certain actions. If shareholder approval is obtained, then all outstanding shares of Preferred Stock will automatically and immediately convert into shares of our Common Stock.

At the Special Meeting, holders of shares of our Common Stock will be asked to consider and vote on a proposal to approve the conversion of the Preferred Stock into Common Stock and the issuance of shares of Common Stock upon conversion of the Preferred Stock (the “Preferred Stock Proposal”). Our Board of Directors unanimously recommends that our shareholders vote “FOR” the Preferred Stock Proposal.

At the Special Meeting, holders of shares of our Common Stock will also be asked to consider and vote on a proposal to amend our Articles of Incorporation, as amended, to effect a one for 10 reverse stock split of the issued and outstanding shares of our Common Stock in order to reduce the number of outstanding shares of Common Stock (the “Reverse Split Proposal”).  Our Board of Directors unanimously recommends that our shareholders vote “FOR” the Reverse Split Proposal.

In addition, at the Special Meeting, holders of shares of our Common Stock may be asked to consider and vote on a proposal to adjourn the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the Preferred Stock Proposal and/or the Reverse Split Proposal (the “Adjournment Proposal”).  Our Board of Directors unanimously recommends that our shareholders vote “FOR” the Adjournment Proposal.

All holders of record of our Common Stock as of January 25, 2011 are entitled to vote at the Special Meeting, provided that pursuant to the rules and regulations of the NASDAQ Capital Market, the shares of our Common Stock issued to former stockholders of Transave may not be voted on the Preferred Stock Proposal. Approval of the Preferred Stock Proposal requires the affirmative vote of a majority of votes cast, in person or by proxy, at the Special Meeting.  Approval of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our Common Stock. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Special Meeting whether or not a quorum is present.

Please read the accompanying proxy statement for further information. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Special Meeting, please complete, sign and date and promptly return the enclosed proxy card in the self-addressed envelope enclosed for your convenience so that your shares will be represented at the Special Meeting. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Special Meeting.

Thank you for your ongoing support of and continued interest in Insmed.

Sincerely,

/s/ Donald J. Hayden, Jr.
Donald J. Hayden, Jr.
Chairman of the Board

Insmed Incorporated
8720 Stony Point Parkway, Suite 200
 Richmond, Virginia 23235

Telephone: (804) 565-3000

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS

MEETING DATE:	March 1, 2011.
MEETING TIME:	9:00 a.m., Eastern Standard Time.
RECORD DATE:	January 25, 2011.
LOCATION:	Doubletree Hotel, 4355 US Route 1, Princeton, NJ 08540
ITEMS OF BUSINESS:
1. To approve the conversion of our Series B Conditional Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and the issuance of shares of our common stock, par value $0.01 per share (“Common Stock”), upon conversion of the Preferred Stock, which we refer to as the “Preferred Stock Proposal.”
2. To approve an amendment to our Articles of Incorporation, as amended, which will effect a one for 10 reverse stock split of the issued and outstanding shares of Common Stock, which we refer to as the “Reverse Split Proposal.”
3. To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the Preferred Stock Proposal and/or the Reverse Split Proposal, which we refer to as the “Adjournment Proposal.”

The Preferred Stock Proposal, the Reverse Split Proposal and the Adjournment Proposal are described in the proxy statement accompanying this Notice. We are required to seek approval of the Preferred Stock Proposal under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated December 1, 2010, by and among us, certain of our subsidiaries, Transave, Inc. (“Transave”), and the Stockholders’ Agent (as defined in the Merger Agreement).  As a result of the business combination between Transave and Insmed, Transave was merged with and into our wholly owned subsidiary, Transave, LLC.

The Insmed Board of Directors unanimously recommends that shareholders vote “FOR” the Preferred Stock Proposal, the Reverse Split Proposal and the Adjournment Proposal.

The record date for the Special Meeting is January 25, 2011. Only shareholders of record of our Common Stock at the close of business on the record date will be entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting, provided that pursuant to the rules and regulations of the NASDAQ Capital Market, the shares of our Common Stock issued to former stockholders of Transave may not be voted on the Preferred Stock Proposal. Approval of the Preferred Stock Proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting with respect to such proposal.  Approval of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our Common Stock. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present.

Important Notice Regarding the Availability of

Proxy Materials for the

Shareholders Meeting to be Held on March 1, 2011.

The proxy statement is available on our website at www.insmed.com under the heading “2011 Special Meeting Proxy Materials”.

By order of the Board of Directors,

/s/ W. McIlwaine Thompson, Jr.

W. McIlwaine Thompson, Jr.
Corporate Secretary

Richmond, Virginia
January 26, 2011

IMPORTANT

IF YOU ARE A SHAREHOLDER OF OUR COMMON STOCK, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING AND WILL SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE SPECIAL MEETING IF YOU DESIRE TO DO SO. YOUR PROXY IS REVOCABLE AT YOUR OPTION IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

BACKGROUND OF THE MERGER AND THE PREFERRED STOCK PROPOSAL

PREFERRED STOCK PROPOSAL: APPROVAL OF THE CONVERSION OF THE SHARES OF PREFERRED STOCK

DESCRIPTION OF THE TRANSACTION DOCUMENTS

DESCRIPTION OF THE PREFERRED STOCK

REVERSE SPLIT PROPOSAL: APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

ADJOURNMENT PROPOSAL

INTEREST OF CERTAIN PERSONS

INCORPORATION BY REFERENCE

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF SHAREHOLDERS

OF INSMED INCORPORATED

TO BE HELD ON MARCH 1, 2011

Location of the Special Meeting:
Doubletree Hotel, 4355 US Route 1, Princeton, NJ 08540

Our Board of Directors is soliciting proxies to be voted at the Special Meeting of Shareholders of Insmed Incorporated scheduled to be held on March 1, 2011, at 9:00  a.m. Eastern Standard Time, at the Doubletree Hotel, 4355 US Route 1, Princeton, NJ 08540, and any adjournments or postponements of the Special Meeting (the “Special Meeting”), for the purposes set forth in the attached Notice of Special Meeting of Shareholders. The notice, this proxy statement and the form of proxy enclosed are first being sent to shareholders on or about January 27, 2011. Our shareholders are invited to attend the Special Meeting and are requested to vote on the proposals described in this proxy statement. In this proxy statement, we refer to Insmed Incorporated as the “Company,” “Insmed,” “we,” “our” or “us.”

QUESTIONS AND ANSWERS ABOUT THESE PROXY

MATERIALS AND THE SPECIAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Special Meeting.

Q:	Why am I receiving these materials? What am I voting on?

A:
We are providing these proxy materials to you in connection with the Special Meeting of Shareholders of Insmed Incorporated scheduled to be held on March 1, 2011. At the Special Meeting, holders of shares of our Common Stock will be asked to consider and vote on:

•
A proposal to approve the conversion of our Series B Conditional Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and the issuance of our common stock, par value $0.01 per share (the “Common Stock”), upon conversion of the Preferred Stock. We refer to this proposal as the “Preferred Stock Proposal.”

•
A proposal to approve an amendment to our Articles of Incorporation, as amended, to effect a one for 10 reverse stock split of the issued and outstanding shares of our Common Stock. We refer to this proposal as the “Reverse Split Proposal.”

•
A proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the Preferred Stock Proposal or the Reverse Split Proposal. We refer to this proposal as the “Adjournment Proposal.”

Under the rules and regulations of the NASDAQ Capital Market, which we refer to as NASDAQ, the former Transave, Inc. (“Transave”) stockholders are not permitted to vote their shares of our Common Stock issued to them in the business combination on the Preferred Stock Proposal and therefore to the extent any former Transave stockholder votes such shares of Common Stock with respect to the Preferred Stock Proposal, those votes will not be counted with respect to the Preferred Stock Proposal.

Q:	Why did the Company enter into a business combination transaction with Transave?

A:
In connection with the Company’s strategic review process described in more detail under “Background of the Merger and the Preferred Stock Proposal,” the Company’s management continually sought and evaluated numerous strategic business combination and acquisition opportunities. As part of this evaluation process, the Company’s management held numerous discussions with many companies which were considered to have potential to satisfy one or more of the short and long-term objectives of the Company and performed initial due-diligence on a number of these companies. During this process, the Company’s management, assisted by external specialists in the financial and commercial areas, identified Transave, a privately-held, New Jersey-based biopharmaceutical company focused on the development of inhaled pharmaceuticals for the site-specific treatment of serious lung infections, as a company with a high-value, late-stage product candidate, ARIKACETM..   In-depth legal, business and intellectual property due diligence of Transave and ARIKACETM confirmed our belief and underscored the potential of ARIKACETM as a treatment in two orphan indications, cystic fibrosis (“CF”) patients with pseudomonas lung infections and lung infections due to non-TB Mycobacteria (“NTM”), both of which have significant unmet medical needs.

On December 1, 2010, we completed a business combination with Transave. As contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated December 1, 2010, by and among us, certain of our subsidiaries, Transave and the Stockholders’ Agent (as defined in the Merger Agreement), one of our wholly owned subsidiaries merged with and into Transave, with Transave continuing as the surviving corporation (the “Merger”) and, immediately thereafter, Transave (as the surviving corporation of the Merger) merged with and into our wholly owned subsidiary, Transave, LLC, with Transave, LLC continuing as the surviving entity. We believe the combination of Insmed and Transave will create substantial shareholder value.

Q:	Why did the Company issue the Preferred Stock?

A:
At the closing of the Merger, the former Transave stockholders received an aggregate of (i) 25,938,818 shares of our Common Stock, (ii) 91,745,892 shares of our newly created Preferred Stock, and (iii) approximately $561,280 in cash, subject to indemnification obligations. Collectively, the shares of Common Stock and Preferred Stock (assuming conversion thereof into Common Stock) issued in connection with the Merger represented approximately 46.7% of the issued and outstanding capital stock of Insmed on a fully diluted basis.

Given the large number of shares of our Common Stock that would have been required to be issued to former Transave stockholders in connection with the transaction and the conversion provisions of the Preferred Stock, we would have been required, under Section 5635(a) of the NASDAQ Listing Rules, to obtain the approval of our shareholders prior to the closing of the business combination, which would have delayed the business combination for a minimum of several months. We believed that such an extended delay would have been detrimental to both the Insmed and Transave business operations and, therefore, would not be acceptable to either party in the transaction.

Specifically, Transave’s ARIKACE™ (liposomal amikacin for inhalation) product had promising Phase II clinical data and is Phase III ready. Transave required funding to continue with the development of ARIKACE™, and Insmed had the cash that was needed to develop a late stage asset. Our due diligence determined that Transave would be a good fit for Insmed and that ARIKACE™ should be progressed to Phase III clinical trials as quickly as possible. A several month delay would have seriously impacted the ARIKACE™ development program making the proposed business combination much less attractive for both Insmed and Transave.

Additionally, we believed that an extended period between announcement of the transaction and closing would create confusion and serve as a distraction for Insmed’s and Transave’s employees, including key employees needed to advance the development of  ARIKACETM, and that prolonged uncertainly could lead to the loss of key employees, as they sought opportunities with more certainty. In addition, we believed that an extended delay in initiating Phase III clinical trial commitments by Transave could lead key vendors, such as clinical research organizations, to move key employees to other projects. Further delay in providing those commitments could create a set back to the development program that was longer than even the several month delay required to obtain approval of Insmed’s shareholders. In summary, we believed it was important and in the best interests of our shareholders to structure a transaction in a manner that would immediately allow the combined company to begin Phase III clinical work and continue the development of ARIKACETM in the most expeditious and least disruptive fashion possible.

Accordingly, our Board of Directors determined that it would be more beneficial to structure the transaction so that closing would precede shareholder approval of the conversion features of the Preferred Stock. As a result, we consulted with NASDAQ and structured the Merger, in compliance with NASDAQ Listing Rule 5635(a), so that we would issue a combination of our Common Stock and Preferred Stock and seek shareholder approval of the conversion of the Preferred Stock and the issuance of shares of Common Stock upon conversion of the Preferred Stock.

Q:	What does Transave add to Insmed?

A:
Transave is a biopharmaceutical company focused on the development of inhaled pharmaceuticals for the site-specific treatment of serious lung infections. ARIKACETM, which is a liposomal formulation of amikacin for inhalation, is Phase III-ready in two orphan indications with high unmet medical needs, pseudomonas lung infections in CF patients and lung infections due to NTM.

Transave’s previously completed Phase II clinical trials in CF patients that have pseudomonas lung infections produced promising efficacy and safety data that give ARIKACETM the potential to become a leading inhaled antibiotic treatment in what we believe to be a growing patient population. We intend to initiate Phase III clinical trials for treating CF pseudomonas lung infections during the second half of 2011. The results of these trials are expected in the first half of 2013 and will be followed by regulatory filings in the U.S. and Europe.

For patients that have NTM lung infections, there has been no new drug approved for treating these patients in decades. We believe ARIKACE™, because of the liposomal formulation, has the potential to advance the treatment of these patients.  The National Institute of Allergy and Infectious Disease and National Institutes of Health approached Transave to develop ARIKACE™ for these types of lung infections and Transave signed a research and development agreement in July, 2009 to develop ARIKACE™ for this use. We plan to file an investigational new drug application with the U.S. Food and Drug Administration to enter Phase III clinical trials for treating NTM lung infections in the first quarter of 2011. We anticipate that when the clinical trial is initiated, ARIKACE™ will be the only inhaled antibiotic being studied in a randomized multi-center clinical trial in the U.S. for this use.

In addition, because of the size of the patient populations for these two potential uses and because many of the prescribing physicians are at or near major teaching institutions and hospitals, we believe that, if the drug receives regulatory approval in either indication, we can deploy a limited infrastructure to commercialize the drug without a partner. The ability of the combined company to potentially commercialize the drug on its own, without a partner in the U.S., provides another potential opportunity to create shareholder value.

The Transave management team brings extensive experience in drug development and commercialization.  Members of the Transave management team have specific experience in clinical development of liposomal antibiotics, experience with manufacturing, including scale-up to commercial quantities of liposomal compounds, and commercialization of antibiotics, orphan drugs and products in specialty markets.

We believe the strength of the combined company’s balance sheet and management team provides the combined company with the appropriate platform to continue advancing ARIKACETM through to commercialization and thereby potentially create shareholder value. In summary, we believe Transave has a late stage asset in an underserved market and Insmed has the cash available to take this asset through to commercialization, subject to regulatory approval.

Q:	What was the merger consideration payable for the acquisition of Transave’s capital stock?

A:
The merger consideration consisted of an aggregate of (i) 25,938,818 newly issued shares of our Common Stock, (ii) 91,745,892 shares of our Preferred Stock, and (iii) approximately $561,280 in cash. We also paid off Transave’s existing debt facility totaling approximately $8 million. A portion of the shares of Preferred Stock received by the former Transave stockholders was retained by us to satisfy claims for indemnification under the Merger Agreement, if any. Assuming conversion of the Preferred Stock, the former Transave stockholders will own approximately 46.7% of Insmed, on a fully diluted basis and based on the number of shares of Insmed’s Common Stock issued and outstanding immediately following the closing of the Merger. The merger consideration was a result of extensive negotiations which are described in more detail under “Background of the Merger and the Preferred Stock Proposal.”

Q:	Why is the Company seeking approval of the Preferred Stock Proposal?

A:
Our Common Stock is listed on NASDAQ, and as a result the Company is subject to certain NASDAQ listing rules and regulations. NASDAQ Listing Rule 5635(a) requires shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock or securities.

Because the shares of Common Stock that were issued to former Transave stockholders and the shares of the Common Stock that may be issued upon conversion of the Preferred Stock would exceed 20% of both the voting power and number of shares of our Common Stock outstanding before the issuance of our capital stock in the Merger, and because none of the exceptions to NASDAQ Listing Rule 5635(a) are applicable to the issuance of our Common Stock and Preferred Stock in the Merger, the shares of Preferred Stock may only become convertible into shares of our Common Stock following shareholder approval.

In addition, under the Merger Agreement, we are obligated to call a special meeting of our shareholders to seek shareholder approval of the conversion of the Preferred Stock and the issuance of shares of Common Stock upon conversion of the Preferred Stock.

Q:	Why was I not asked to approve the creation of the class of Preferred Stock?

A:
Pursuant to applicable provisions of the Virginia Stock Corporation Act and our Articles of Incorporation, our Board of Directors has the authority to divide and establish any or all of our authorized but unissued shares of preferred stock into one or more series and to fix and determine the designation of each such series, the number of shares that shall constitute such series and the relative rights and preferences of the shares of each series. As a result, the approval of our shareholders was not required for the creation and issuance of the Preferred Stock.

Q:	What is a reverse stock split? How will it affect my shareholding if the Reverse Split Proposal is approved?

A:
The Reverse Split Proposal provides for the combination and reclassification of the presently issued and outstanding shares of Common Stock into a smaller number of shares of identical Common Stock, on the basis of one new share of Common Stock for each 10 shares of Common Stock previously issued and outstanding (the “Reverse Split”). Except as may result from the payment of cash for fractional shares as described below, each shareholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Split as each shareholder did immediately prior to the Reverse Split.

If approved by the shareholders of the Company as provided herein, the Reverse Split will be effected by an amendment to the Company’s Articles of Incorporation in substantially the form attached to this Proxy Statement as Annex I (the “Reverse Split Amendment”), and will become effective after the Company files the Reverse Split Amendment with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and the SCC issues a Certificate of Amendment to the Articles (the “Effective Time”).

Q:           What other effects would the Reverse Split have to the Company?

A:
With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Split will remain the same. The Reverse Split will not affect the number of authorized shares. Accordingly, the Reverse Split will have the effect of creating additional authorized and unreserved shares of the Company’s Common Stock. Such shares may be used by the Company for general corporate purposes.

The increase in the authorized but unissued shares of Common Stock also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of assets or similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. Shares of authorized but unissued Common Stock could be issued to a holder who would thereby have sufficient voting power to assure that any such business combination or any amendment to the Company’s Articles of Incorporation would not receive the shareholder vote required for approval thereof. Except in connection with the conversion of the Preferred Stock, if the Preferred Stock Proposal is approved by Insmed’s shareholders, the Board of Directors has no current plans to issue any shares of Common Stock for any such purpose and does not intend to issue any stock except on terms or for reasons which the Board of Directors deems to be in the best interests of the Company and its shareholders.

Q:	Why is the Company seeking approval of the Reverse Split Proposal?

A:
One purpose of the Reverse Split is to increase the market price per share of our Common Stock. Our Common Stock is traded on NASDAQ. One of the requirements for continued listing on NASDAQ is that shares retain a $1.00 minimum per share closing bid price. On June 18, 2010, we received a notice from NASDAQ advising us that the bid price for our common stock had closed below $1.00 per share for the previous 30 consecutive business days and that in accordance with NASDAQ marketplace rules, we were granted a 180-calendar day period, or through December 15, 2010, to regain compliance with the minimum bid price requirement.

In December, 2010, we submitted a letter to NASDAQ requesting an additional 180-day period to comply with the minimum bid price requirement. On December 16, 2010, we received a letter from NASDAQ notifying us that Insmed had been granted an additional 180-day compliance period, or until June 13, 2011, to regain compliance with the $1.00 per share minimum bid price rule for continued listing on NASDAQ, as set forth in NASDAQ Listing Rule 5550(a)(2). If at any time before June 13, 2011, the bid price for our Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notice that Insmed complies with the rule.

If a delisting from NASDAQ were to occur, our common stock would be eligible, upon the application of a market maker, to trade on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, NASDAQ. Therefore, delisting of our Common Stock from NASDAQ could adversely affect the trading price of our common stock and could limit the liquidity of our Common Stock and therefore could cause the value of an investment in our Common Stock to decrease. We expect that the Reverse Split will enable shares of our Common Stock to trade above the $1.00 minimum closing bid price requirement.

The proposed Reverse Split will also decrease the number of shares of our Common Stock outstanding to a smaller number, which our Board of Directors believes is more appropriate. As a result of the Merger, the Company has approximately 156 million shares of Common Stock outstanding and, if the Preferred Stock Proposal is approved by our shareholders, the Company would have approximately 248 million shares of Common Stock outstanding. Our Board of Directors determined that the large number of shares outstanding, and the resulting low market price per share, was neither in our best interests or that of our shareholders. Our Board of Directors therefore determined to effect a reverse stock split and sought to determine a reverse split ratio which would result in a number of shares outstanding sufficient to allow for continuing substantial liquidity while reducing transaction costs for investors wishing to acquire or dispose of a significant number of our shares.

The Board of Directors also believes that the current per share price of the Common Stock may limit the marketability of the Common Stock. Many brokerage firms and institutional investors are reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios. The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split and the resulting anticipated increased price level could encourage greater interest in the Common Stock by institutional investors and other members of the financial community, and that such increased interest may promote greater liquidity for the Company’s shareholders.

It is possible, however, that liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Split and no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split or the market price following the Reverse Split will either exceed or remain in excess of the current market price.

Q:	How does our Board of Directors recommend that I vote on these proposals?

A:
Our Board of Directors believes the Preferred Stock Proposal and the Reverse Split Proposal are in the best interest of the Company and its shareholders and unanimously recommends that you vote “FOR” the Preferred Stock Proposal and the Reverse Split Proposal. Our Board of Directors unanimously recommends that you vote “FOR” the Adjournment Proposal.

Q:	May shares of our Common Stock issued to former stockholders of Transave in the Merger be voted at the Special Meeting?

A:
Under NASDAQ rules and regulations, shares of our Common Stock issued to former stockholders of Transave in the Merger may not be voted on the Preferred Stock Proposal. Such shares may be voted on the Reverse Split Proposal and the Adjournment Proposal.

Q:	Who is soliciting my vote pursuant to this proxy statement?

A:
Our Board of Directors is soliciting your vote at the Special Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote. We have also retained Georgeson Inc. to assist in the solicitation.

Q:	What will happen if our shareholders do not approve the Preferred Stock Proposal?

A:
If our shareholders do not approve the Preferred Stock Proposal, then the shares of Preferred Stock will not be converted into our Common Stock and the holders of shares of Preferred Stock will not be able to vote on matters submitted to a vote of our shareholders, except as a separate class with respect to certain matters.  Pursuant to the terms of the Merger Agreement, we are required to use our reasonable best efforts (including continuing to include the recommendation of our Board of Directors subject to certain conditions) to obtain the approval of the conversion of the Preferred Stock at each subsequent annual meeting of our shareholders until the earlier of (i) the approval of the conversion of the Preferred Stock or (ii) the redemption of all shares of Preferred Stock.

Furthermore, the Preferred Stock will start to accrue dividends at a rate of 12.5% per annum at the end of each six month period following the earlier of (i) December 1, 2011 or (ii) the date upon which at least 50 patients have been given at least one dose in Phase III clinical trials for ARIKACETM , but in no event earlier than September 1, 2011. Accrued dividends are payable  in cash except that the Board of Directors may elect to pay such dividends in kind by increasing the Stated Value (initially $0.7114) of the Preferred Stock which would result in the Preferred Stock being convertible into more shares of our Common Stock upon conversion, a higher dividend yield and an increase in the liquidation preference and redemption price of the Preferred Stock.

If our shareholders do not approve the conversion of the Preferred Stock by December 1, 2015, holders of the Preferred Stock will have the right to cause us to redeem all of the shares of Preferred Stock outstanding at or after such time upon 180 days notice. In the event of such redemption, the redemption price per share (the “Series B Redemption Price”) will be equal to the greater of (x) the Stated Value (initially $0.7114) plus an amount equal to any accrued and unpaid dividends on such shares of the Preferred Stock or (y) the product of (a) the average closing price for the ten consecutive trading days immediately preceding the redemption date and (b) the number of shares of the Common Stock that such holder of the Preferred Stock would have been entitled to receive upon conversion (regardless of whether the Company’s shareholders have approved the conversion of the shares of Preferred Stock). In the event that less than all of the Preferred Stock is redeemed within 30 days after the date set for redemption, any shares remaining outstanding shall accrue interest on the Series B Redemption Price at a rate of 15% per annum.

In addition, upon a liquidation, winding down or change of control of our Company prior to the approval of the conversion of the Preferred Stock, each share of Preferred Stock has a senior liquidation preference which provides that the holder thereof shall receive, prior to any amounts being paid with respect to our outstanding Common Stock, an amount equal to the greater of (x) the Stated Value (initially $0.7114 per share) plus an amount equal to any accrued and unpaid dividends on such shares of the Preferred Stock or (y) the value of the shares of the Common Stock that would be issued in respect thereof upon conversion of such share of the Preferred Stock (regardless of whether the Company’s shareholders have approved the conversion of the shares of Preferred Stock).

Q:	What will happen if the Preferred Stock Proposal is approved by our shareholders?

A:	If our shareholders approve the Preferred Stock Proposal, then the Preferred Stock will automatically and immediately convert into shares of our Common Stock.

Q:	What are the conversion rights of the shares of Preferred Stock?

A:
In compliance with the NASDAQ rules and regulations, the Preferred Stock is not convertible into our Common Stock prior to shareholder approval of the Preferred Stock Proposal. If the Preferred Stock Proposal is approved, then each share of the Preferred Stock will automatically convert into one share of Common Stock (subject to customary adjustments for changes in the Company’s capital structure), which will convert into .10 of a share of Common Stock (subject to customary adjustments for changes in the Company’s capital structure) if the Reverse Split Proposal is approved.

Q:	Will the approval of the Preferred Stock Proposal be dilutive to existing holders of the Company’s Common Stock?

A:
Approval of the Preferred Stock Proposal will dilute the voting power of existing shareholders of the Company because it will cause the conversion of Preferred Stock into shares of our Common Stock. Based on the capitalization of the Company as of January 25, 2011, and the conversion rate of one share of Common Stock per share of Preferred Stock, the conversion of the Preferred Stock would result in the holders thereof owning approximately 37% of our outstanding shares of Common Stock after giving effect to such conversion net of the shares of our Common Stock already held by such persons or approximately 47% of our outstanding shares of Common Stock after giving effect to such conversion and including the shares of our Common Stock already held by such persons. A portion of the shares of Common Stock issued upon conversion of the Preferred Stock will continue to be retained by us to satisfy claims for indemnification under the Merger Agreement, if any.

Q:	What will happen if our shareholders do not approve the Reverse Split Proposal?

A:
If our shareholders do not approve the Reverse Split Proposal, the approximately 156,537,341 shares of Common Stock outstanding on January 25, 2011, and, if the Preferred Stock Proposal is approved by our shareholders, the approximately 91,745,892 shares of our Common Stock issued upon conversion of our shares of Preferred Stock, will remain unchanged.  As a result, the expected effect of the Reverse Split to increase the market price per share of our Common Stock will not occur, and if the share price fails to regain compliance with the NASDAQ $1.00 minimum per share closing bid price requirement by June 13, 2011, the Company may be delisted.

Q:	What will happen if the Reverse Split Proposal is approved by our shareholders?

A:
If approved by the shareholders of the Company as provided herein, the Reverse Split will be effected by the amendment to the Company’s Articles of Incorporation in substantially the form attached to this Proxy Statement as Annex I (the Reverse Split Amendment), and will become effective after the Company files the Reverse Split Amendment with the SCC and the SCC issues a Certificate of Amendment to the Articles.

At the Effective Time, each share of Common Stock issued and outstanding at such time will automatically be reclassified and converted into .10 of a share of Common Stock. As a result, each holder of 10 shares of Common Stock immediately prior to the effectiveness of the Reverse Split would become the holder of one share of Common Stock. Fractional shares of Common Stock will not be issued as a result of the Reverse Split. Shareholders entitled to receive a fractional share of Common Stock as a consequence of the Reverse Split will, instead, receive from the Company a cash payment equal to such fraction multiplied by 10 times the average of the closing bid and ask price per share of the Common Stock as quoted on the NASDAQ for the five trading days immediately preceding the Effective Time.

Q:	Was there any change to our Board of Directors in connection with the Merger?

A:
In connection with the Merger, our Board of Directors approved an amendment to our Amended and Restated Bylaws to provide that the number of directors constituting our Board of Directors shall be not less than four and not more than seven directors.  Three directors of our Board of Directors resigned from directorships upon the effectiveness of the Merger, and Mr. Donald J. Hayden, Jr. was appointed as a director and as the Chairman of the Board of Directors.  Subsequently, on January 12, 2011, Mr. Richard Kollender was appointed as a director. Melvin Sharoky, M.D., Randall W. Whitcomb, M.D. and Steinar Engelsen, M.D. continue to serve on our Board of Directors together with Messrs. Hayden and Kollender.

Q:	How many shares are eligible to be voted at the Special Meeting?

A:
As of the record date of January 25, 2011, there were 156,537,341 shares of our Common Stock outstanding (including 25,938,818 shares of Common Stock issued to former Transave stockholders in connection with the Merger). Each outstanding share of our Common Stock will entitle its holder to one vote, provided that, pursuant to the rules and regulations of NASDAQ, the shares of our Common Stock issued to former stockholders of Transave in the Merger are not entitled to be voted on the approval of the Preferred Stock Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:
Only shareholders of record of our Common Stock at the close of business on January 25, 2011, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Pursuant to the rules and regulations of NASDAQ, the shares of our Common Stock issued to former stockholders of Transave in the Merger are not entitled to be voted on the approval of the Preferred Stock Proposal.

Q:	What quorum is required to hold the Special Meeting?

A:
A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Special Meeting. In order for us to transact business at the Special Meeting, the holders of at least the majority of all outstanding shares of our Common Stock entitled to vote at the Special Meeting must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present at the Special Meeting.

If you are the beneficial owner of your shares of Common Stock, your broker, bank or nominee may vote your shares of Common Stock only on those proposals on which it has discretion to vote. Your broker, bank or nominee is prohibited to vote your shares of Common Stock without instructions from you on matters that are considered significant. Each of the Preferred Stock Proposal and the Reverse Split Proposal being voted on at the Special Meeting is considered significant. Therefore, if you do not vote by proxy, your broker, bank or other nominee cannot vote your shares of Common Stock on the Preferred Stock Proposal or the Reverse Split Proposal and your shares will be considered broker “non-votes.”

Q:	What vote is required to approve each of the proposals?

A:
Approval of the Preferred Stock Proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting with regard to such proposal. Shares of our Common Stock issued to former stockholders of Transave in the Merger are not entitled to be voted on the approval of the Preferred Stock Proposal.

Approval of the Reverse Split Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our Common Stock.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of our Common Stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present.

Broker “non-votes” will be counted for purposes of calculating whether a quorum is present at the Special Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote.  With respect to a proposal that requires the approval of a majority of the outstanding shares, a broker non-vote has the same effect as a vote AGAINST the proposal.  Accordingly, broker “non-votes” will have the same effect as a vote AGAINST the Reverse Split Proposal. Broker “non-votes” will not affect the Preferred Stock Proposal or the Adjournment Proposal.

Abstentions will be considered present at the special meeting for the purpose of determining a quorum and will count as votes cast on the proposals.  An abstention on any of the proposals will have the same effect as a vote AGAINST the proposal.

Q:	How may I cast my vote?

A:
Shares Held in Your Name.    If you hold shares as a record holder, you may vote your shares in one of the following ways: (i) in person at the Special Meeting or (ii) by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

Shares Held Through a Broker.    If you hold shares in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to determine the procedure by which you can vote.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies to ensure that all of your shares are votes.

Q:	How may I revoke or change my vote?

A:
A shareholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by giving the Secretary of the Company a letter revoking the proxy or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting. Attendance at the Special Meeting, without voting, will not alone constitute the revocation of a proxy.

Q:	Where can I find the voting results of the Special Meeting?

A:
We will announce preliminary voting results at the Special Meeting. We will file a Current Report on Form 8-K publishing the preliminary or final voting results with the Securities and Exchange Commission within four business days from the day on which the Special Meeting ended. If we publish only preliminary voting results, we will file an amended Current Report on Form 8-K publishing the final voting results with the Securities and Exchange Commission within four business days after the final voting results are known.

Q:	Who is paying for the costs of this proxy solicitation?

A:
We will bear the costs of preparing, printing and mailing the materials in connection with the solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally or by mail, telephone or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this proxy solicitation. We have retained Georgeson Inc. to assist in the solicitation at a cost of approximately $7,500, plus payment of reasonable out-of-pocket expenses and other customary costs.

Q:	Who can attend the Special Meeting?

A:
Only record or beneficial owners of our Common Stock (or their proxies) may attend the Special Meeting in person. When you arrive at the Special Meeting you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of their ownership of our Common Stock, such as a recent brokerage account or bank statement.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:
Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted. If the Special Meeting is adjourned to solicit additional proxies, we would intend to reconvene the special meeting as soon as reasonably practical.

Q:	Who should I contact if I have questions or need assistance voting my shares?

A:	Please contact our proxy solicitors:

Georgeson, Inc.
199 Water Street, 26th Floor
New York, NY  10038
Banks and Brokers Call:  (212) 440-9800
All Others Toll Free:  866-278-8941

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements made in this proxy statement contain forward-looking statements which are made pursuant to provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. Readers are cautioned that such statements in this proxy statement, including statements relating to expectations regarding the anticipated benefits of the business combination, the results of clinical trials, the development of the combined company’s products, the anticipated shareholder vote and the business strategies, the effects of the Reverse Split, plans and objectives of management, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, that we may be unsuccessful in integrating the operations of the combined company, we may be unsuccessful in developing our product candidates, our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this proxy statement. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

BACKGROUND OF THE MERGER AND THE PREFERRED STOCK PROPOSAL

On March 31, 2009, we completed the sale of our follow-on biologics platform to Merck & Co., Inc. for an aggregate purchase price of $130 million. After fees, taxes and other expenses related to the transaction, we received total net proceeds of approximately $127 million.

Until the sale of our follow-on biologics platform, we pursued a dual path strategy involving entry into the follow-on biologics arena (also known as biosimilars, biogenerics and biologics) and advancing our proprietary protein platform into niche markets with unmet needs.  Following the sale of our follow-on biologics assets, we initiated a strategic review process to evaluate our options for use of the proceeds from the sale, including acquisitions of complementary businesses or technologies, product licensing or mergers, as well as a share repurchase or the distribution of a portion of the proceeds to shareholders. The overriding consideration throughout the process was increasing shareholder value, and each of the options open to us was evaluated with our focus on alternatives that created enhanced shareholder value. In March 2009, we engaged RBC Capital Markets to act as our independent financial advisor with respect to the strategic review process. We also engaged Campbell Alliance Group, Inc., a pharmaceutical management consulting firm (“Campbell Alliance”), to assist RBC Capital Markets in screening potential target companies that would fall within these strategic parameters and, as needed, consulted with other specialists in the clinical, regulatory, intellectual property and commercial fields to underpin our overall assessments.

RBC Capital Markets, in consultation with members of our Board of Directors and our management, developed an initial set of criteria for identifying potential acquisition and combination opportunities, focusing our search on companies with later-stage assets in specialty therapeutic categories, having near-term cash requirements, minimal binary risk, low sales/marketing expense and either current revenues or a clear path to commercialization.

At a meeting of our Board of Directors on April 22, 2009, representatives of RBC Capital Markets discussed with the Board of Directors their broad screen of over 400 public and 300 private companies that fell within our specified parameters and noted that, with management’s guidance, they had identified a filtered list of 24 targeted candidates for consideration by the Board of Directors.  Representatives of RBC Capital Markets also noted that they were pursuing two parallel processes, one involving a combination transaction pursuant to a merger in which both parties would own a sizeable stake in a combined entity and the other involving a product or corporate acquisition or partnership strategy.  After considering the discussion with RBC Capital Markets, our Board of Directors agreed that RBC Capital Markets should continue to explore additional combination or acquisition opportunities and to expand its search by contacting top-tier venture capitalists in the healthcare space, other companies that were slightly outside of our criteria in diagnostics, medical technology and therapeutic services, business development officers at large pharmaceutical companies which might be divesting assets and companies that could potentially acquire Insmed.

Between April 22, 2009 and May 20, 2009, representatives of RBC Capital Markets contacted 47 potential business combination candidates and 39 potential acquisition candidates and received 13 preliminary proposals from interested combination candidates.  Transave was one of the companies contacted by representatives of RBC Capital Markets during this process, and on May 5, 2009, Transave’s management team provided our management team with an overview of Transave’s business during a telephonic meeting.  On May 14, 2009, Transave submitted an initial indication of interest which contemplated a combination of the two companies with Transave’s stockholders holding 47.5% to 52.5% of the equity in the combined company on a fully diluted basis.

On May 20, 2009, our Board of Directors met again to consider the strategic review process.  At this meeting, representatives of RBC Capital Markets provided an update on its parallel processes of identifying a combination candidate or an acquisition target and informed the Board of Directors of the results of its communication with potential combination or target candidates.  After reviewing information on the potential candidates, the Board of Directors selected six companies with which to engage in more detailed due diligence, and directed RBC Capital Markets to schedule management presentations with these candidates. Transave was not selected as one of the initial six companies to move to the next round of discussions. The risk profile of Transave, without complete Phase II data, was believed to be too great to continue discussions about a possible transaction between the two companies.

In June 2009, various members of our Board of Directors received in-person management presentations from five potential combination candidates and in September 2009, our Board of Directors met to hear in-person presentations from five of the potential combination candidates, including a presentation from the one which had not earlier made a presentation.  After these presentations, our Board of Directors eliminated two candidates from further consideration and agreed to focus its primary attention on two of the remaining candidates.  Throughout the period from June to September, 2009, our Board of Directors continued to receive bids from other companies which were evaluated with in-person meetings and analyses and our management and consultants undertook in-depth due diligence of our primary candidates.  The Board of Directors authorized in-depth negotiations with the final candidates while continuing to allow the representatives of RBC Capital Markets to evaluate other potential combinations. At a meeting on December 8, 2009, the Board of Directors formed a deal committee as a sub-committee of the Board of Directors (the “Deal Committee”) to expedite the process moving forward.  At a meeting on February 4, 2010, our Board of Directors decided to pursue intensive discussions with a final candidate.  In late February, 2010, that candidate consummated a deal with another company.

At a meeting on March 5, 2010, our Board of Directors agreed to re-focus Insmed’s search criteria on companies with a product in late-stage development, with manageable cash financing requirements, in a niche therapeutic area and with a strong likelihood of New Drug Application approval from the U.S. Food and Drug Administration.  Representatives of RBC Capital Markets and Campbell Alliance separately conducted broad reviews of companies that would fall within our new specified parameters for potential acquisition or business combination candidates.  In early April 2010, Transave expressed interest in re-engaging in a process with Insmed after receiving revised information from representatives of RBC Capital Markets.  At a meeting on April 26, 2010, RBC Capital Markets and Campbell Alliance reviewed with our Board of Directors potential combination candidates that met our new criteria.  Transave was one of the companies reviewed with the Board.

On May 11, 2010, Transave submitted a preliminary indication of interest to Insmed with new clinical data and reiterating its proposed exchange ratio range from the prior process, in which Transave stockholders would receive fully-diluted ownership of 47.5% to 52.5% of the combined company.

On May 19, 2010, our management met with representatives from RBC Capital Markets and Campbell Alliance to discuss the potential business combination partners and identified nine potential combination candidates to present to our Board of Directors.

On May 27, 2010, our Board of Directors met to consider the strategic review process and agreed to move forward with extensive due diligence and further negotiations with Transave and two other potential combination candidates.  By the time we resumed our conversation with Transave, Transave’s Phase II data became available.

During the months of June and July 2010, Insmed conducted extensive due diligence on Transave and the other two selected candidates, including legal and regulatory due diligence and site visits.  During this period, we also made information available to the three candidates to allow them to conduct a due diligence investigation of our business.  On June 18, 2010, our legal advisors provided Transave’s legal advisors with a first draft of a merger agreement for the proposed transaction.

In July 2010, one of the three proposed candidates withdrew from discussions with Insmed after entering into an alternative transaction with a third party.  After conducting our due diligence review on the other proposed candidate, we determined that it would not be a suitable partner for us.

In early August 2010, after reviewing the results of the due diligence investigation of Transave, our Board of Directors determined that it would be in the best interests of the Company to continue discussions with Transave regarding a potential business combination.  On August 5, 2010, we submitted a follow-up proposal to Transave that contemplated a 48% interest in the combined company for Transave stockholders, on a fully-diluted basis.

During the months of August 2010 and September 2010, Insmed and Transave exchanged several counter proposals on the principal terms of a business combination, including, among other matters, the pro forma ownership interest of the combined company, the repayment or assumption of Transave’s outstanding indebtedness, the terms of a net working capital adjustment and the amount and terms of termination fees payable by each of Insmed and Transave in the event the transaction was not consummated after entering into definitive agreements. During the period from August to November 2010, Insmed continued to receive and evaluate other proposals, which the Board of Directors ultimately decided as not meeting our search criteria.

Given the large number of shares of our Common Stock to be issued in connection with the proposed business combination with Transave, however, we would have been required, under Section 5635(a) of the NASDAQ Listing Rules, to obtain the approval of our shareholders prior to the closing of the transaction, which would have delayed the closing for a minimum of several months. A several month delay would have seriously impacted Transave’s development program for ARIKACETM making the proposed business combination much less attractive to both Insmed and Transave.  We explored potential ways to address Transave’s financing needs during the period between signing definitive documents and the closing of the transaction, including potentially providing a bridge loan to Transave to fund Phase III clinical trials for ARIKACETM during this period.  We were unable, however, to reach agreement with Transave on terms that would provide the funding necessary to move forward with the development of ARIKACETM while adequately protecting our shareholders in the event the transaction was not consummated after entering into definitive agreements.

On September 27, 2010, Transave’s legal and financial advisors met with our Chief Financial Officer and our legal and financial advisors to discuss potential ways to address the open issues between the parties on the principal terms of the proposed transaction.  At the meeting, the parties discussed the possibility of structuring the transaction to allow for a closing promptly after execution of definitive agreements to eliminate the risks to both parties during the extended delay necessary to seek approval by our shareholders.  The parties discussed the possibility of issuing preferred stock to Transave’s shareholders, which would include a conversion feature subject to approval by our shareholders.

On September 29, 2010, our legal counsel and representatives of RBC Capital Markets reviewed with our Board of Directors the potential revised structure for the transaction and the features of the proposed preferred stock to be issued in the transaction. The Board of Directors authorized management and the Company’s advisors to continue to explore this structure with Transave.

During October and the first half of November 2010, Insmed and Transave’s management and their respective legal and financial advisors met in person and telephonically several times and exchanged drafts of a term sheet for the preferred stock to be issued in the proposed revised structure, along with drafts of a merger agreement and ancillary documents for the transaction.  During this period, Insmed and Transave negotiated the provisions of the merger agreement and ancillary agreements and the terms of the preferred stock, including the amount and terms of the dividend and liquidation preference, the conversion features, the redemption provisions and the preferred stock’s approval rights.

On November 12, 2010, we submitted a Listing of Additional Shares notification to NASDAQ for the shares of our Common Stock to be issued in the proposed transaction.  During the last half of November 2010, Insmed and Transave, together with our respective legal advisors, continued to negotiate the final terms of definitive documents for the transaction.  During this period, management from each company met in person and telephonically to review updated information on Transave’s net working capital and our net cash position, and negotiated an equity split for the combined company that would provide Transave’s stockholders with a 46.7% interest in the combined company, on a fully diluted basis.

On the morning of December 1, 2010, our Board of Directors held a meeting at which representatives of legal counsel and RBC Capital Markets were present and, after consultation with these advisors and lengthy discussion, approved the definitive agreements relating to the business combination with Transave.  After the Board of Directors meeting, Insmed and Transave executed the Merger Agreement and related agreements. Thereafter, Transave delivered to us the written consent of its stockholders holding approximately 89% of the outstanding shares of Transave capital stock (voting together as a single class on an as-converted basis) and approximately 92% of the outstanding shares of Transave preferred stock (voting as a separate class on an as-converted basis) approving the transaction.  Later in the day on December 1, 2010, Transave was merged with and into a wholly owned subsidiary of Insmed and the business combination was completed.

Throughout the negotiation and diligence process for the business combination with Transave, our Board of Directors consulted legal advisors and independent financial advisors on relevant legal and financial issues, and undertook a comprehensive review of the potential benefits and structure of the business combination with Transave. Between May 2010 when Transave submitted its revised indication of interest to us and December 1, 2010 when the transaction was consummated, our full Board of Directors met 15 times and the Deal Committee met six times. In negotiating the terms of the transaction, the Board of Directors was committed to seeking to maximize value for our shareholders. In approving the structure of the transaction and the issuance of conditional convertible preferred shares, our Board of Directors took into account, among other factors, the potential strategic benefits of the combination, including the combined company’s ability to move forward expeditiously with Phase III clinical trials for ARIKACETM, and the important benefits of minimizing delay, risk and uncertainty in closing the transaction.

PREFERRED STOCK PROPOSAL: APPROVAL OF THE

CONVERSION OF THE SHARES OF

PREFERRED STOCK

For the reasons described above in “Questions and Answers about these Proxy Materials and the Special Meeting” and “Background of the Merger and Preferred Stock Proposal,” our Board of Directors adopted resolutions approving the creation and issuance of the Preferred Stock, including the automatic conversion feature upon approval by our shareholders.

Our Board of Directors further directed that the conversion of the Preferred Stock and issuance of our shares of Common Stock upon such conversion  be submitted for consideration by our shareholders at the Special Meeting to be called for that purpose and unanimously recommends that our shareholders vote “FOR” the Preferred Stock Proposal.

As discussed under “Background of the Merger and the Preferred Stock Proposal,” we entered into a Merger Agreement to acquire all of the issued and outstanding capital stock of Transave. In connection with the consummation of the Merger, as consideration to former Transave stockholders, we issued an aggregate of 25,938,818 shares of our Common Stock and 91,745,892 shares of our Preferred Stock, and paid approximately $561,280 in cash, subject to adjustments for indemnification obligations, if any. We also paid off Transave’s existing debt facility totaling approximately $8 million.

Since our Common Stock is listed on NASDAQ, we are subject to certain NASDAQ listing rules and regulations. NASDAQ Listing Rule 5635(a) requires shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock or securities.

Because the shares of Common Stock that were issued to former Transave stockholders and the shares of the Common Stock that may be issued upon conversion of the Preferred Stock would exceed 20% of both the voting power and number of shares of our Common Stock outstanding before the issuance of our capital stock in the Merger, and because none of the exceptions to NASDAQ Listing Rule 5635(a) are applicable to the issuance of our Common Stock and Preferred Stock in connection with the Merger, the shares of Preferred Stock may only become convertible into shares of our Common Stock following shareholder approval.

In addition, under the Merger Agreement, we agreed to use reasonable best efforts to call and hold, as promptly as reasonably practicable following the closing of the Merger, a meeting of our shareholders to vote on and approve the issuance of shares of Common Stock upon conversion of the Preferred Stock.

One purpose of the Preferred Stock Proposal to be considered at the Special Meeting is to satisfy our obligations under the Merger Agreement to seek the approval of our shareholders of the conversion of the Preferred Stock and the issuance of shares of Common Stock upon conversion of the Preferred Stock.

If our shareholders do not approve the Preferred Stock Proposal at the Special Meeting, the shares of Preferred Stock will continue to be non-convertible and non-voting. However, the shares of Preferred Stock will start to accrue dividends at a rate of 12.5% per annum following the earlier of (i) December 1, 2011 or (ii) the date upon which at least 50 patients have been given at least one dose in Phase III clinical trials for ARIKACETM, but in no event earlier than September 1, 2011.

If the conversion of the Preferred Stock has not been approved by December 1, 2015, upon 180 days notice, the holders of at least 62.5% of the then outstanding shares of Preferred Stock may cause the Company to redeem all of the outstanding shares of Preferred Stock, at a redemption price per share of Preferred Stock equal to the greater of (x) the Stated Value for the Preferred Stock (which is initially $0.7114) plus an amount equal to any accrued and unpaid dividends on such shares of the Preferred Stock or (y) the product of (a) the average closing price per share of our Common Stock for the ten consecutive trading days immediately preceding the redemption date and (b) the number of shares of the Common Stock that such holder of the Preferred Stock would have been entitled to receive upon conversion (regardless of whether the Company’s shareholders have approved the conversion of the shares of Preferred Stock).

If our shareholders approve the Preferred Stock Proposal at the Special Meeting, then the Preferred Stock will automatically and immediately be converted into shares of our Common Stock.

Based on the capitalization of the Company as of January 25, 2011, and the initial conversion rate of one share of Common Stock per share of Preferred Stock, the conversion of the Preferred Stock would result in the holders thereof owning approximately 37% of our outstanding Common Stock after giving effect to such conversion (net of the shares of our Common Stock already held by such persons) or approximately 47% of our outstanding Common Stock after giving effect to such conversion (and including the shares of our Common Stock already held by such persons). A portion of the shares of Common Stock issued upon conversion of the Preferred Stock will continue to be retained by us to satisfy claims for indemnification under the Merger Agreement, if any.

In order for the shareholders of the Company to authorize the Preferred Stock Proposal, the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting with regard to such proposal is required. Shares of our Common Stock issued to former stockholders of Transave in the Merger are not entitled to be voted on the approval of the Preferred Stock Proposal.

Broker “non-votes” will not affect the Preferred Stock Proposal. An abstention on the Preferred Stock Proposal will have the same effect as a vote AGAINST the proposal.

INSMED’S BOARD OF DIRECTORS BELIEVES THE PREFERRED STOCK PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PREFERRED STOCK PROPOSAL.

DESCRIPTION OF THE TRANSACTION DOCUMENTS

The following is a summary of material terms of (i) the Merger Agreement, dated December 1, 2010,  by and among the Company, certain of its subsidiaries, Transave and the Stockholders’ Agent, (ii) the Shareholders’ Agreement, dated December 1, 2010, by and among the Company and certain former Transave stockholders listed on Schedule I of the Shareholders’ Agreement, whom we refer to as the Shareholder Parties, and (iii) the Registration Rights Agreement, dated as of December 1, 2010, by and among the Company and the Shareholder Parties. While we believe this description covers the material terms of these agreements, we encourage you to read the Merger Agreement, the Shareholders Agreement and the Registration Rights Agreement, which were included as Exhibits 2.1, 4.1, and 4.2, respectively, to the Current Report on Form 8-K  filed by the Company on December 2, 2010, and being delivered with this Proxy Statement. For more information about accessing the Current Report on Form 8-K and the other information we file with the SEC, please see “Incorporation by Reference” below.

Merger Agreement

As described above, on December 1, 2010, we entered into the Merger Agreement with certain of our subsidiaries, Transave, and the Stockholders’ Agent, pursuant to which, one of our wholly owned subsidiaries merged with and into Transave, with Transave continuing as the surviving corporation and, immediately thereafter, Transave merged with and into our wholly owned subsidiary Transave, LLC, with Transave, LLC continuing as the surviving entity. In connection with the consummation of the Merger, the former Transave stockholders received an aggregate of (i) 25,938,818 shares of our Common Stock, (ii) 91,745,892 shares of our Preferred Stock, and (iii) approximately $561,280 in cash, subject to adjustments for indemnification obligations (together, the “Merger Consideration”). We also paid off Transave’s existing debt facility totaling approximately $8 million. Collectively, at the closing of the transaction, the shares of Common Stock and Preferred Stock (assuming conversion thereof into shares of our Common Stock) issued in connection with the Merger represented approximately 46.7% of the capital stock of the Company on a fully diluted basis, subject to the holdback described below. The Merger was completed on December 1, 2010.

Representations and Warranties.    In the Merger Agreement, the Company made customary representations and warranties to Transave relating to, among other things, its capitalization, financial statements, absence of  material adverse effect, permits, licenses and the Company’s public filings with the Securities and Exchange Commission. Transave also made customary representations and warranties to the Company relating to, among other things, its (and its subsidiaries’) respective capital structure and organization, financial condition and business, operations, absence of  material adverse effects, permits, licenses, intellectual property and other assets. Many of these representations and warranties are subject to customary “materiality” exceptions and “knowledge” qualifiers. Transave’s and the Company’s representations and warranties survive for 18 months following the closing of the Merger.

Agreement to Seek Shareholder Approval.    Under the Merger Agreement, we agreed to use reasonable best efforts to call and hold, as promptly as reasonably practicable following the closing of the Merger, a meeting of our shareholders to vote on the Preferred Stock Proposal.

Indemnification.    Under the terms of the Merger Agreement, Eligible Stockholders (as defined below) are obligated to indemnify the Company for losses resulting from breaches of Transave’s representations and warranties or Transave’s breach or failure to perform its covenants under the Merger Agreement. Similarly, the Company is obligated to indemnify the Eligible Stockholders for losses resulting from breaches of the Company’s representations and warranties and the Company’s breach or failure to perform its covenants under the Merger Agreement.  The Company’s indemnification claims are limited to and must be satisfied out of the Holdback Shares (as defined below).  The Company’s indemnification liability is limited to $12,558,136.  In each case, indemnification claims are required to be asserted within 18 months following the closing of the Merger.

 Holdback.    At the closing of the Merger, of the 91,745,892 shares of the Preferred Stock issued in the Merger, an aggregate of 17,652,707 shares of the Preferred Stock were retained by us as security for any indemnification payments required pursuant to the terms of the Merger Agreement (the “Holdback Shares”).  Such shares (or, if the Preferred Stock Proposal is approved by our shareholders, the shares of Common Stock into which such shares are converted) will be delivered to former Transave stockholders that have not perfected appraisal rights under the Delaware General Corporation Law and that are otherwise entitled to Merger Consideration (“Eligible Stockholders”), with necessary adjustments made for indemnity claims, on the distribution dates specified in the Merger Agreement.

Shareholders’ Agreement

On December 1, 2010, in connection with the consummation of the Merger,  we also entered into a Shareholders’ Agreement with Shareholder Parties who collectively held approximately 89% of the issued and outstanding Transave capital stock on an as converted to Transave’s common stock basis.

Board Representation.    Pursuant to the Shareholders’ Agreement, the Shareholder Parties holding 62.5% of the outstanding shares of Common Stock and Preferred Stock (on an as converted to Common Stock basis) held by all Shareholder Parties have the right to nominate one director for election to our Board of Directors.  Such right to nominate a director will expire following the earliest of (i) December 1, 2015, (ii) the conversion of the Preferred Stock to Common Stock, or (iii) such time that the Shareholder Parties and their affiliates no longer hold at least 6,484,705 shares of the Common Stock and at least 22,936,473 shares of the Preferred Stock issued pursuant to the Merger.

Restrictions on Transfer of Insmed Securities.    The Shareholder Parties are prohibited from transferring any Insmed shares received in connection with the Merger for 180 days following the closing of the Merger, provided that certain shareholders are permitted to transfer up to an aggregate 7,600,000 shares of Common Stock or Preferred Stock (on an as converted to Common Stock basis) prior to such time.  Thereafter, the Shareholder Parties are able to dispose of shares received in connection with the Merger to unaffiliated third parties up to one-third of the stock received by them every six months (with each additional one-third increment being cumulative and in addition to the amount such Shareholder Party was otherwise permitted to sell but did not sell in the previous six-month period).

In addition, the Shareholder Parties are restricted from, subject to certain exceptions, knowingly transferring any of the shares of our Common Stock (including shares of our Common Stock received upon conversion of the Preferred Stock) or shares of Preferred Stock received in connection with the Merger to (i) our competitors and (ii) persons who, after giving effect to such transfer, would own more than 15% of our outstanding voting stock.

Restrictions on Acquisition of Additional Insmed Securities.    Until the 18-month anniversary of the closing of the Merger, the Shareholder Parties are prohibited, unless otherwise consented to or requested by the Company or as otherwise permitted under the Shareholders’ Agreement, from (i) acquiring additional shares of our Common Stock (or securities convertible or exercisable into shares of our Common Stock), (ii) entering into an agreement relating to a change of control transaction or other extraordinary transaction involving Insmed and (iii) taking certain actions relating to the voting of the Insmed securities.

Registration Rights Agreement

On December 1, 2010, in connection with the consummation of the Merger, Insmed, certain former Transave stockholders (parties to the Shareholders Agreement) and certain affiliates of such former Transave stockholders entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which Insmed granted such persons and their permitted assignees and pledgees certain registration rights with respect to the shares of our Common Stock issued as consideration for the Merger and issuable upon conversion of the shares of Preferred Stock.

Under the Registration Rights Agreement, if we are eligible to use Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), we will use Form S-3 to register all of the shares of Common Stock issued to, and all of the shares of Common Stock issuable upon conversion of the Preferred Stock issued to, certain former Transave stockholders and affiliates in connection with the Merger. If we are not eligible to use Form S-3 at any time after May 30, 2011, certain former Transave stockholders and affiliates who received Common Stock and Preferred Stock in connection with the Merger are entitled to two demand registrations, provided that any such demand registration must have an anticipated aggregate offering price to the public of at least $10 million, or less than $10 million if such demand registration includes the remainder of the securities covered by the Registration Rights Agreement. After May 30, 2011, certain former Transave stockholders and affiliates who received Common Stock and Preferred Stock in connection with the Merger are also entitled to unlimited piggyback rights on any registrations by Insmed for its own account or the account of another shareholder, subject to certain exceptions. The foregoing registration rights are subject to customary limitations and exceptions, including our right to defer the registration in certain circumstances and certain cutbacks by the underwriters if the offering would have a material adverse effect on the distribution or the sales price of the Common Stock in the offering.

In connection with the registrations described above, we agreed to indemnify any selling shareholders, and we will bear all fees, costs and expenses (except underwriting discounts and selling commissions).

DESCRIPTION OF THE PREFERRED STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Preferred Stock as contained in the Articles of Amendment to the Articles of Incorporation to create  the Series B  Conditional Convertible Preferred Stock, which we refer to as the Articles of Amendment. While we believe this summary covers the material terms and provisions of the Articles of Amendment, we encourage you to read the Articles of Amendment, which were included as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on December 2, 2010, and being delivered with this Proxy Statement. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, please see “Incorporation by Reference” below.

Stated Value

Each share of Preferred Stock has a Stated Value of $0.7114 per share, which may be increased as described under “Dividends” below.  In addition, the Stated Value may be equitably adjusted from time to time by the Board of Directors to reflect the appropriate effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or similar change with respect to shares of Preferred Stock.

Dividends

Shares of Preferred Stock are entitled to receive any dividends paid on our Common Stock. Furthermore, shares of the Preferred Stock will accrue additional dividends at a rate of 12.5% per annum at the end of each six month period following the earlier of (i) December 1, 2011 or (ii) the date upon which at least 50 patients have been given at least one dose in Phase III clinical trials for ARIKACETM, but in no event earlier than September 1, 2011.  Accrued dividends are payable in cash, except that our Board of Directors may pay such dividends in kind by increasing the Stated Value by the amount of such dividend.

Liquidation Preference

In the event (i) Insmed, voluntarily or involuntarily, liquidates, dissolves, or winds up or (ii) an event of change of control occurs with respect to Insmed, holders of the Preferred Stock will be entitled to receive, for each share of Preferred Stock, an amount equal to the greater of (x) the Stated Value, plus an amount equal to any accrued and unpaid dividends on such shares of the Preferred Stock, or (y) the value of the shares of the Common Stock that would be issued in respect thereof upon conversion of such share of the Preferred Stock (regardless of whether Insmed’s shareholders have approved the conversion of the shares of the Preferred Stock).

If, in connection with any distribution described above, the assets of Insmed or proceeds thereof are not sufficient to pay the liquidation preferences in full to all holders of Preferred Stock and all holders of parity stock, the amounts paid to the holders of Preferred Stock and to the holders of all such other parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of the holders of Preferred Stock and the holders of all such other parity stock.

Voting Rights

The holders of Preferred Stock are not entitled to vote, except that for as long as at least 10% of the shares of Preferred Stock issued on the closing date of the Merger remain outstanding, we may not alter the rights, preferences, powers or privileges of the shares of the Preferred Stock, increase or decrease (other than by conversion) the total number of authorized or issued shares of the Preferred Stock, authorize or issue, or obligate ourselves to issue, any equity security having a preference over or on parity with the Preferred Stock with respect to dividends or liquidation, redeem, purchase or otherwise acquire any shares of junior stock or any series of preferred stock other than the Preferred Stock or declare, pay or set aside for payment any dividends on the Common Stock without the approval of the holders of at least 62.5% of the then outstanding shares of the Preferred Stock.

In addition, for as long as at least 10% of the shares of Preferred Stock issued on the closing date of the Merger remain outstanding, we must obtain the approval of the holders of at least a majority of the then outstanding shares of Preferred Stock in order to liquidate the Company or to effect a change of control, provided that such voting rights will expire when the holders of Preferred Stock as of December 1, 2010 no longer beneficially own at least a majority of the outstanding shares of Preferred Stock.

 Upon the approval of the Preferred Stock Proposal, the Preferred Stock will automatically and immediately convert into shares of our Common Stock. Notwithstanding whether or not the Preferred Stock Proposal has been approved, the holders of Preferred Stock are entitled to receive notice of any shareholder meetings delivered to the holders of our Common Stock in accordance with our bylaws and to otherwise receive all other notices and information made available or delivered by Insmed to the holders of our Common Stock.

Redemption

If the conversion of the Preferred Stock has not been approved by December 1, 2015, the holders of at least 62.5% of the then outstanding shares of the Preferred Stock may cause the Company to redeem all, but not less than all, of the outstanding shares of the Preferred Stock by written election, provided that the redemption date will be at least 180 days after delivery to the Company of such written election. In the event of such redemption, the redemption price per share (the “Series B Redemption Price”) will be equal to the greater of (x) the Stated Value plus an amount equal to any accrued and unpaid dividends on such shares of the Preferred Stock or (y) the product of (a) the average closing price per share of Common Stock for the ten consecutive trading days immediately preceding the redemption date and (b) the number of shares of the Common Stock that such holder of the Preferred Stock would have been entitled to receive upon conversion (regardless of whether Insmed’s shareholders have approved the conversion of the shares of the Preferred Stock).  In the event that less than all of the Preferred Stock is redeemed within 30 days after the date set for redemption, any shares remaining outstanding shall accrue interest on the Series B Redemption Price at a rate of 15% per annum.

Conversion

In compliance with the NASDAQ rules and regulations, the Preferred Stock is not convertible into our Common Stock prior to the approval by our shareholders.

Assuming shareholder approval is obtained, each share of the Preferred Stock will automatically and immediately convert into the number of shares of the Common Stock equal to the number obtained by dividing (x) the Stated Value plus the accrued but unpaid dividends on such shares by (y) $0.7114 (subject to customary adjustments for any changes in our capital structure). As of the date of this Proxy Statement, pursuant to this conversion formula, each share of Preferred Stock is convertible into one share of Common Stock. If the Preferred Stock Proposal is approved, then each share of the Preferred Stock will automatically and immediately convert into one share of Common Stock (subject to customary adjustments for changes in the Company’s capital structure), which will convert into .10 of a share of Common Stock (subject to customary adjustments for changes in the Company’s capital structure) if the Reverse Split Proposal is approved.

Anti-Dilution Adjustments

The number of shares of our Common Stock issuable upon the conversion of the Preferred Stock are subject to customary adjustments from time to time. Adjustments will be made to reflect dividends or distributions payable in capital stock, share splits, reclassifications, combinations or the grant of certain rights or warrants, in each case, with respect of our Common Stock, and any other action our Board of Directors determines in good faith that it would be equitable in the circumstances to adjust the conversion rate. No adjustments will be made, however, until such adjustments in the aggregate would require an increase or decrease of at least 1.00% of the conversion rate then in effect.

Fractional Shares

No fractional shares of Common Stock will be issued upon conversion of shares of Preferred Stock. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Preferred Stock so converted at one time by the same holder, the Company will pay in cash an amount equal to the product of (i) the closing price of a share of Common Stock on the last trading day before conversion and (ii) such fraction of a share of Common Stock otherwise issuable upon conversion of the shares of Preferred Stock.

REVERSE SPLIT PROPOSAL:
APPROVAL OF THE
AMENDMENT TO THE ARTICLES OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

For the reasons described above in “Questions and Answers about these Proxy Materials and the Special Meeting,” our Board of Directors adopted resolutions approving the reverse stock split of our Common Stock described in this Reverse Split Proposal.

If the Reverse Split Proposal is approved by our shareholders, each holder of 10 shares of Common Stock, par value $0.01 per share (the “Old Common Stock”), immediately prior to the effectiveness of the Reverse Split would become the holder of one share of Common Stock, par value $0.01 per share (the “New Common Stock”).

The Reverse Split will become effective after the Company files the Reverse Split Amendment with the SCC and the SCC issues a Certificate of Amendment to the Articles of Incorporation. If the Reverse Split Proposal is approved by the shareholders, the Board of Directors intends to cause the Reverse Split Amendment to be filed as soon as practicable after the date of the Special Meeting of Shareholders. However, notwithstanding the approval of the Reverse Split Proposal by the shareholders of the Company, the Board of Directors of the Company may elect not to file, or to delay the filing of, the Reverse Split Amendment, if the Board of Directors determines that filing the Reverse Split Amendment would not be in the best interest of the Company’s shareholders at such time. Upon the effectiveness of the proposed Reverse Split Amendment, Article III of the Company’s Articles of Incorporation would be amended substantially as set forth in Annex I hereto.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and as a result, the Company is subject to the periodic reporting and other requirements of the Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act.

With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Split will remain the same. The Reverse Split will not affect the number of authorized shares. Accordingly, the Reverse Split will have the effect of creating additional authorized and unreserved shares of the Company’s Common Stock. The Company has no current plans to issue such shares; however, such shares may be used by the Company for general corporate purposes.

The increase in the authorized but unissued shares of Common Stock also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of assets or similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. Shares of authorized but unissued Common Stock could be issued to a holder who would thereby have sufficient voting power to assure that any such business combination or any amendment to the Company’s Articles of Incorporation would not receive the shareholder vote required for approval thereof. The Board of Directors has no current plans to issue any shares of Common Stock for any such purpose and does not intend to issue any stock except on terms or for reasons which the Board of Directors deems to be in the best interests of the Company and its shareholders.

The Reverse Split may result in some shareholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

The Company is presently authorized to issue a maximum of 500,000,000 shares of Common Stock. As a result of the Reverse Split, the approximately 156,537,341 shares of Common Stock outstanding on January 25, 2011, and, if the Preferred Stock Proposal is approved by our shareholders, the approximately 91,745,892 shares of our Common Stock issued upon conversion of our shares of Preferred Stock, will become approximately 15,653,734 shares of Common Stock  and 9,174,589 shares of our Common Stock, respectively, and any other shares issued prior to the Effective Time will be similarly adjusted. The per share par value of the Common Stock will not change as a result of the Reverse Split. In addition, at the Effective Time each option and warrant to purchase Common Stock and any other convertible security outstanding on the Effective Time, including the Preferred Stock, will be adjusted so that the number of shares of Common Stock issuable upon their exercise shall be divided by 10 (and corresponding adjustments will be made to the number of shares vested under each outstanding option) and the exercise price of each option and warrant shall be multiplied by 10. No fractional shares will be issued upon the Reverse Split. In lieu thereof, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest as described herein.

The shares of Common Stock issuable upon approval of the Reverse Split Amendment will be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of Common Stock will not be affected substantively by adoption of the Reverse Split Amendment or implementation of the Reverse Split.

Upon the effectiveness of the Reverse Split Amendment, the Reverse Split will occur without any further action on the part of shareholders of the Company and without regard to the date or dates on which the stock certificates are physically surrendered in exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a consequence of the Reverse Split. As soon as practicable after the effectiveness of the Reverse Split, transmittal letters will be mailed to each record holder of the Company’s Common Stock on the date of such effectiveness indicating the change in the number of shares of Common Stock in book entry form held by such shareholder after giving effect to the Reverse Split, or to be used in forwarding their certificates for surrender and exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a result of the Reverse Split. After receipt of such transmittal letter, each shareholder holding the certificated shares should surrender the stock certificates issued prior to the Reverse Split and such shareholder will receive in exchange therefor certificates representing the whole number of shares of New Common Stock to which such shareholder is entitled and any cash which may be payable in lieu of any fractional share. Such transmittal letters will be accompanied by instructions specifying other details of the exchange. Shareholders should not send in their certificates until they receive a transmittal letter.

After the effectiveness of the Reverse Split, each certificate representing shares of Old Common Stock will, until surrendered and exchanged as provided above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of New Common Stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the shares evidenced by such certificate have been converted.

No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Company.

No fractional shares of New Common Stock will be issued in connection with the Reverse Split. Instead, holders of the Old Common Stock who would otherwise be entitled to receive fractional shares of the New Common Stock because they hold a number of Old Common Stock not evenly divisible by 10 will be entitled to receive from the Company a cash payment equal to the fair market value, as determined by the Board of Directors, of any fractional shares of New Common Stock resulting from the Reverse Split. The fair market value shall be based on the average of the closing bid and ask price for the Old Common Stock as quoted on the NASDAQ on each of the five trading days preceding the date on which the Reverse Split becomes effective. The funds required to purchase fractional shares resulting from the Reverse Split will be paid from the Company’s current cash funds. It is not expected that the amount necessary to effect the cancellation of fractional shares will be material.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of the material federal income tax consequences of the Reverse Split to a Company shareholder and is for general information purposes only. Shareholders should consult their own tax advisors as to any federal, state, local and foreign tax effects of the Reverse Split in light of their individual circumstances.

The change of the Old Common Stock into the New Common Stock should not have material federal income tax consequences to shareholders of the Company. The change of the Old Common Stock into the New Common Stock generally will not cause any gain or loss to be recognized by a shareholder, except for cash received for a fractional share. A shareholder who receives cash for a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s basis in the fractional share. The aggregate basis of the shares of New Common Stock, including any fractional share for which a shareholder receives cash, will be the same as the aggregate basis of the Old Common Stock held by the shareholder. A shareholder’s holding period for shares of New Common Stock will include the holding period for shares of Old Common Stock held by the shareholder if they are held as a capital asset at the effective time of the Reverse Stock Split.

           EACH SHAREHOLDER SHOULD CONSULT WITH THE SHAREHOLDER’S OWN TAX ADVISOR
ABOUT THE TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF THE SHAREHOLDER'S
PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY FEDERAL, STATE, LOCAL
OR FOREIGN TAX LAW.

Following the Effective Time, the par value of our Common Stock will remain at $0.01 per share. As a result, the Company’s stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. Shareholders’ equity will remain unchanged.

           Under Virginia law, shareholders are not entitled to dissenter’s rights of appraisal with respect to the Reverse Split.

The Board of Directors may abandon the Reverse Split at any time before or after the Special Meeting and prior to the filing of the Reverse Split Amendment to the Articles of Incorporation related thereto with the SCC if for any reason the Board of Directors deems it advisable to do so.

In order for the shareholders of the Company to authorize the Reverse Split by adoption of the aforementioned Reverse Split Amendment to the Articles of Incorporation, a majority of the shares of outstanding Common Stock entitled to vote at the meeting must vote in person or by proxy in favor of this proposal.

Broker “non-votes” will have the same effect as a vote AGAINST the Reverse Split Proposal. An abstention on the Reverse Split Proposal will have the same effect as a vote AGAINST the proposal.

INSMED’S BOARD OF DIRECTORS BELIEVES THE REVERSE SPLIT PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE REVERSE SPLIT PROPOSAL.

ADJOURNMENT PROPOSAL

The Adjournment Proposal, if presented at the Special Meeting, would allow us to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Preferred Stock Proposal and/or the Reverse Split Proposal. In no event will the Company solicit proxies to adjourn the Special Meeting beyond the date by which it may properly do so under its Articles of Incorporation, as amended, and Virginia law.

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the shareholders, we will not be able to adjourn the Special Meeting to a later date in the event that there are not sufficient votes at the time of the Special Meeting to approve the Preferred Stock Proposal and/or the Reverse Split Proposal, in which case either (or both), as the case may be, of the Preferred Stock Proposal and the Reverse Split Proposal will not be approved. The consequences in the event that either of such proposals is not approved are more fully described above in “Questions and Answers about these Proxy Materials and the Special Meeting.”

The approval of the Adjournment Proposal will require the affirmative vote of a majority of shares of our Common Stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Broker “non-votes” will not affect the Preferred Stock Proposal or the Adjournment Proposal. An abstention on the Adjournment Proposal will have the same effect as a vote AGAINST the proposal.

INSMED’S BOARD OF DIRECTORS BELIEVES THE ADJOURNMENT PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INTEREST OF CERTAIN PERSONS

Effective as of December 1, 2010, upon the closing of the Merger, Mr. Donald J. Hayden, Jr. was appointed to our Board of Directors, as the Chairman of the Board.  On December 2, 2010, Mr. Richard S. Kollender was named as a non-voting observer to our Board of Directors. On January 12, 2011, Mr. Kollender was appointed to our Board of Directors.

Because Messrs. Hayden and Kollender did not join our Board of Directors until after the approval and the consummation of the Merger, they did not participate in their capacity as directors in discussions of, or vote with respect to, matters related to the Merger that were approved by our Board of Directors, including the Board of Directors’ vote approving the conversion provisions of the Preferred Stock.  However, Messrs. Hayden and Kollender did participate in our Board of Directors vote recommending approval of the Preferred Stock Proposal and the Reverse Split Proposal.

Pursuant to the Shareholders Agreement, until the earliest of (i) December 1, 2015, (ii) the conversion of the Preferred Stock to Common Stock, or (iii) such time that the Shareholder Parties and their affiliates no longer hold at least 6,484,705 shares of the Common Stock and at least 22,936,473 shares of the Preferred Stock issued pursuant to the Merger, the Shareholder Parties holding 62.5% of the outstanding Common Stock and Preferred Stock (on an as converted to Common Stock basis) held by all Shareholder Parties have the right to nominate one director for election to our Board of Directors.

Mr. Kollender is a partner of Quaker BioVentures II, L.P., which, in connection with the Merger, exchanged all of its interest in Transave for 4,826,953 shares of our Common Stock and 17,072,989 shares of our Preferred Stock. Of such shares of our Preferred Stock issued to Quaker BioVentures II, L.P., 3,284,991 shares of our Preferred Stock were held back by us and are subject to forfeiture to satisfy any indemnification obligations under the Merger Agreement. Mr. Kollender disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.

Other than described above, no directors or officers of Insmed received any shares of our Common Stock or Preferred Stock in connection with the Merger and no directors or officers of Insmed beneficially own any Preferred Stock.

Based on the capitalization of Insmed as of January 25, 2011, and the initial conversion rate of one share of Common Stock per share of Preferred Stock, the conversion of the Preferred Stock would result in the former Transave stockholders owning approximately 46.7% of our outstanding shares of Common Stock after giving effect to such conversion, on a fully diluted basis.

Beneficial Ownership of Company Common Stock

The following table sets forth certain information as of the record date, January 25, 2011, regarding (i) the beneficial ownership interest in our Common Stock of each director of Insmed, and each of the named executive officers of Insmed and (ii) the beneficial ownership interest of all directors and executive officers of Insmed as a group. As of the record date there was no person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than five percent of our common stock then outstanding. Except as indicated in the notes following the table below, each person or group has sole voting and investment power with respect to all shares of our Common Stock listed. The applicable percent of class at January 25, 2011 is based on 156,537,341 shares issued and outstanding.

Beneficial ownership is determined pursuant to Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table below as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed.

Name of Beneficial Owner(1)	Shares of Common Stock(2)	Percent of Class
Donald J. Hayden, Jr.	-	*
Steinar J. Engelsen, M.D. (3)	354,029	*
Richard S. Kollender (4)	4,826,953	3%
Melvin Sharoky, M.D. (5)	653,004	*
Randall W. Whitcomb, M.D. (6)	285,904	*
Timothy Whitten	-	*
Kevin P. Tully (7)	592,334	*
Renu Gupta, M.D.	-	*
All directors and executive officers as a group (8 persons) (8)	6,712,224	4%

* Denotes ownership of less than 1% of the outstanding shares of our common stock.

(1) Unless otherwise indicated, the address for each beneficial owner is c/o Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.

(2) Except as indicated otherwise in the footnotes, shares shown as beneficially owned are those to which the individual has sole voting and investment power.  Shares subject to options that are exercisable within 60 days of the record date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 87,500 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the record date.

(4) Includes 4,826,953 shares of our Common Stock issued to Quaker BioVentures II, L.P. in connection with the Merger. Richard S. Kollender, a member of our board of directors, is a partner of Quaker BioVentures II, L.P. Mr. Kollender disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(5) Includes 87,500 shares of our Common Stock issuable upon exercise of options, which options are exercisable within 60 days of the record date.  The number of shares listed opposite Dr. Sharoky’s name includes 210 shares of our Common Stock  which are owned by his minor son, 620 shares of our common stock which are owned by his minor daughter and 3,600 shares of our Common Stock  which are owned by his spouse.  Dr. Sharoky disclaims beneficial ownership of the shares of our Common Stock  held by his minor daughter, minor son and his spouse.

(6) Includes 87,500 shares of our Common Stock  issuable upon exercise of options, which options are exercisable within 60 days of the record date.  The number of shares listed opposite Dr. Whitcomb’s name includes 21,000 shares of our Common Stock which are owned by the Randall W. Whitcomb Living Trust.  Dr. Whitcomb and his spouse, Rita K. Whitcomb, are trustees of the Randall W. Whitcomb Living Trust.

(7) Includes 215,000 shares of our Common Stock  issuable upon exercise of options, which options are exercisable within 60 days of the record date.

(8) Represents the sum of the shares of our Common Stock  beneficially owned by all directors and executive officers as of record date.  Includes 477,500 shares of our Common Stock issuable upon the exercise of options, which options are exercisable within 60 days of the record date.

PROPOSALS FOR 2011 ANNUAL MEETING

Pursuant to the regulations of the Securities and Exchange Commission and our bylaws, the deadline for any shareholder wishing to make a proposal to be acted upon at the 2011 Annual Meeting of Shareholders to present the proposal to us at our principal office in Richmond, Virginia, was December 31, 2010.  If the date of the 2011 Annual Meeting is more than 30 days from June 9, 2011 (the anniversary of the 2010 Annual Meeting), then the deadline is a reasonable time before we begin to print and mail our proxy materials for the 2011 Annual Meeting of Shareholders.  We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

In addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement, our bylaws contain certain requirements that a shareholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article I, Section 10 of our bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an annual meeting provided the shareholder delivers notice to us not later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting. Our immediately preceding year’s annual meeting was held on June 9, 2010.  The notice period for the 2011 Annual Meeting of Shareholders expired on December 31, 2010.  Each notice of such shareholder’s intent to make such nomination or nominations must set forth:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated,

•	the class and number of shares of our common stock that are owned by the shareholder and any other person on whose behalf the nomination is being made,

•
a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and

•
such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated or intended to be nominated by the Board, and shall include a consent signed by each such nominee to being named in the proxy statement as a nominee and to serve as a one of our directors if so elected.

Article I, Section 9 of our Bylaws requires any shareholder wishing to make any other proposal to be acted on at an annual meeting to give written notice, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary no later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting.  The notice period for 2011 Annual Meeting of Shareholders expired on December 31, 2010.  Each notice of such shareholder’s intent to make a proposal or proposals must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•
a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting with respect to such business, and the reasons for conducting such business at the annual meeting,

•	the name and address of record of the shareholder proposing such business and any other person on whose behalf the proposal is being made,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder and any other person on whose behalf the proposal is made,

•
a representation that the shareholder is a holder of record of our common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business, and

•	any material interest of the shareholder, and any other person on whose behalf the proposal is made, in such business.

Our bylaws are available on our website at www.insmed.com.  We will furnish a copy of our bylaws without charge to any shareholder desiring a copy upon written request to Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.  Our bylaws are also available at the Securities and Exchange Commission’s website (www.sec.gov) as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 10, 2004.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the internet in addition to mailing paper copies of the materials to each shareholder. Instructions on how to access and review the proxy materials on the internet can be found at the end of this proxy statement.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report by contacting our Corporate Secretary as described above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference the following filings:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010.

•	The Company’s Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Shareholders, filed with the SEC on April 30, 2010.

•
The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 6, 2010, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on August 4, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the SEC on November 3, 2010.

•
The Company’s Current Reports on Form 8-K, filed on March 4, 2010, March 15, 2010 (other than the information furnished therein under Item 2.02), March 22, 2010, May 6, 2010 (other than the information furnished therein under Item 2.02), June 18, 2010, June 21, 2010, August 4, 2010 (other than the information furnished therein under Item 2.02), November 3, 2010 (other than the information furnished therein under Item 2.02), December 2, 2010, as amended by the Form 8-K/A filed on January 14, 2011, December 13, 2010, December 16, 2010 and January 14, 2011.

The information contained on our website (www.insmed.com) is not incorporated into this proxy statement.

This proxy statement incorporates important business and financial information about Insmed from other documents that are being delivered with this document. The information incorporated by reference in this proxy statement is also available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement from the SEC at its website, www.sec.gov, or by contacting Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Special Meeting other than as set forth herein.  However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

/s/ W. McIlwaine Thompson, Jr.

W. McIlwaine Thompson, Jr.,
Corporate Secretary

January 26, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE INSMED INCORPORATED SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 1, 2011:

The proxy statement is available at http://www.insmed.com (click on “2011 Special Meeting Proxy Materials”)

ANNEX I

Reverse Split Amendment

Article III of the Company’s Articles of Incorporation, as amended, shall be amended by replacing the existing paragraph 8 with the following paragraph:

8.           Reverse Stock Split.                                Simultaneously with the effective date of this amendment (the “Effective Time”), each 10 shares of the Company Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one share of the Company’s outstanding Common Stock, par value $0.01 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”), shall be entitled to receive, upon surrender of such Old Certificates to the Company’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares.  No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company.  In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by 10 times the average of the closing bid and ask price per share of Common Stock as quoted on the Nasdaq Capital Market for the five trading days immediately preceding the Effective Time.  If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.  In the event that the Company’s transfer agent determines that a holder of Old Certificates has not surrendered all his, her or its certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one holder shall not exceed the value of one share.  If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.  From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law.  All references elsewhere in the Articles of Incorporation, as amended, to the “Common Stock” shall, after the Effective Time, refer to the “New Common Stock.”

NOTICE

and

PROXY STATEMENT

for

SPECIAL MEETING

of

SHAREHOLDERS

MARCH 1, 2011

8720 STONY POINT PARKWAY, SUITE 200
RICHMOND, VIRGINIA 23235

INSMED INCORPORATED
Richmond, Virginia

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 1, 2011

The undersigned hereby appoints Donald J. Hayden, Jr., Timothy Whitten, Kevin P. Tully and W. McIlwaine Thompson, Jr., or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Insmed Incorporated that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on March 1, 2011 at 9:00 a.m., at the Doubletree Hotel, 4355 US Route 1, Princeton, NJ 08540, and at any and all adjournments or postponements thereof.  In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors.  This Proxy, when properly executed, will be voted in the manner directed in this Proxy by the undersigned shareholder.  If no direction is made, this Proxy will be voted “for” Proposals 1, 2 and 3 below.

THE BOARD OF DIRECTORS OF INSMED RECOMMENDS THAT YOU VOTE
“FOR” THE PREFERRED STOCK PROPOSAL

1.           To approve the conversion of the Series B Conditional Convertible Preferred Stock and the issuance of shares of Common Stock upon conversion of the Series B Conditional Convertible Preferred Stock:

[ ]  FOR                                [ ]  AGAINST                                                      [ ]  ABSTAIN

THE BOARD OF DIRECTORS OF INSMED RECOMMENDS THAT YOU VOTE
“FOR” THE REVERSE SPLIT PROPOSAL

2.           To approve an amendment to our Articles of Incorporation, as amended, to effect a one for 10 reverse stock split of the issued and outstanding shares of the Common Stock:

[ ]  FOR                                [ ]  AGAINST                                                      [ ]  ABSTAIN

THE BOARD OF DIRECTORS OF INSMED RECOMMENDS THAT YOU VOTE
“FOR” THE ADJOURNMENT PROPOSAL

3.           To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve either of the foregoing proposals:

[ ]  FOR                                [ ]  AGAINST                                                      [ ]  ABSTAIN

Dated _____________________, 2011

Print Name:

Signature:

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation.  Please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.